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                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") dated July 28, 2000 is entered into by and between Mel Robinson ("Executive") and Hotel Reservation Network, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

         NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A. EMPLOYMENT. The Company agrees to employ Executive as Chief Financial and Strategic Officer and Executive accepts and agrees to such employment. During Executive's employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. During Executive's employment with the Company, Executive shall report directly to the Chief Executive Officer (hereinafter referred to as the "Reporting Officer"). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Chief Executive Officer, to the extent consistent with Executive's position and status. Executive agrees to devote all of Executive's working time, attention and efforts to the Company and to perform the duties of Executive's position in accordance with the Company's policies as in effect from time to time. Executive's principal place of employment shall be the Company's offices located in Dallas, Texas.

2A. TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on September 1, 2000 and shall continue for a period of one (1) year and shall be automatically and repeatedly renewed for successive one (1) year periods thereafter, unless (i) sooner terminated in accordance with the provisions of
Section 1 of the Standard Terms and Conditions attached hereto; or (ii) either party delivers written notice of non-renewal to the other prior to the last 60 days of any such annual period.

3A. COMPENSATION.

         (a) BASE SALARY. During the Term, the Company shall pay Executive an annual base salary of $180,000 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time.

         (b) DISCRETIONARY BONUS. During the Term, Executive shall be eligible to receive discretionary bonuses on the same basis as others reporting to the Chief Executive Officer and persons otherwise regarded as senior management. Any bonus may be payable in cash, Common Stock (as defined below) or any combination of the two.

         (c) STOCK OPTIONS. In consideration of Executive's entering into this Agreement and as an inducement to join the Company, Executive shall be granted, under the Company's 2000 Stock Plan (the "Plan"), an incentive or non-qualified stock option (the "Option") to purchase 100,000 shares of the Company's Class A Common Stock, $.01 par value per share (the "Common Stock"), subject to the approval of the Compensation Committee of the Board of Directors of the Company. The date of grant of the Option shall be the later of (x) the Effective Date and
(y) the date on which the grant is approved by such Compensation Committee. The exercise price of the Option shall equal the last reported sales price of the Common Stock in the over-the-counter market (or such other market on which the Common Stock is then traded) on the date preceding the date of grant. Such Option shall vest and become exercisable over a four (4) year term, with twenty-five percent (25%) or 25,000 shares of the Option becoming exercisable on the first anniversary of the Effective Date and an additional 1/36th of the 75,000

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share balance of the Option becoming exercisable on the first day of each month during the Term. The Option shall expire upon the earlier to occur of (i) ten years from the date of grant (the "Option Term") or (ii) except as otherwise provided in the Option award agreement, 90 days following the termination of Executive's employment with the Company for any reason. Other than acceleration of the vesting of the Option following a Change in Control, the Option shall not otherwise become vested and exercisable as a result of the termination or non-renewal of this Agreement (or the termination of Executive's employment with the Company) for any reason. In the event of a Change in control (as such is defined in the Plan), in addition to any options that have already vested, there also shall be vested, at the time of such Change in Control, 50% of then unvested options referred to above.

         (d) BENEFITS. From the Effective Date through the date of termination of Executive's employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated Executives of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

                  (i) Reimbursement for Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive's duties for the Company, on the same basis as similarly situated Executives and in accordance with the Company's policies as in effect from time to time.

                  (ii) Vacation. During the Term, Executive shall be entitled to no less than two (2) weeks of paid vacation per year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated Executives of the Company generally.

                  (iii) Relocation Expenses. The company shall reimburse Executive for reasonable moving expenses incurred in connection with Executive's relocation from Delray Beach, Florida to Dallas, Texas. The Company shall reimburse Executive, to the extent applicable, such additional amounts (the "Tax Gross-Up") as shall be necessary to make the Executive whole on a net after-tax basis for all Taxes (as defined herein), if any, required to be paid by the Executive with respect to all taxable income he receives pursuant to the provisions of this Section 3A(d)(iii). The term "Taxes" means all federal, state and local income, employment and capital gains taxes. Notwithstanding the foregoing, the aggregate amount of reimbursement by the Company pursuant to
Section 3A(d)(iii), before taking into account the Tax Gross-Up, shall not exceed $40,000.

4A. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

         If to the Company:         Hotel Reservations Network, Inc.
                                    8140 Walnut Hill Lane
                                    Suite 800
                                    Dallas, TX 75231

                                    Attention:
                                    With copy to:
                                    USA Networks, Inc.
                                    152 West 57th Street
                                    New York, NY  10019
                                    Attention:  General Counsel


         If to the Executive:       Mel Robinson
                                    4814 Orchard Lane
                                    Delray Beach, Florida  33445


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Either party may change such party's address for notices by notice duly given pursuant thereto.

5A. GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Texas without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Texas, or, if not maintainable therein, then in an appropriate Texas state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executive expressly understands and acknowledges that the Standard Terms and conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or use of the term "hereof" shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on July 28, 2000.


                                            HOTEL RESERVATIONS NETWORK, INC.



                                            By: /s/ Robert Diener
                                                -----------------------------
                                            Title:  President


                                            /s/ Mel Robinson
                                            ---------------------------------
                                                    Mel Robinson